Exhibit 10.19

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of February 18, 2014 (the “Effective Date”), by and between CPDC III, LLC, a Texas limited liability company, having an address at c/o Avera Companies, 7880 San Felipe, Suite 250, Houston, Texas 77063 (“Seller”), and IPT ACQUISITIONS LLC, a Delaware limited liability company, having an address at 518 17th Street, 17th Floor, Denver, Colorado 80202 (“Buyer”).

RECITALS

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Property located at 525 Century Plaza Drive, Houston in the County of Harris, State of Texas, and which is more particularly described on Schedule A attached hereto and made a part hereof, upon the terms and covenants and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

AGREEMENT

ARTICLE I

Definitions

Unless otherwise defined herein, any term capitalized in this Agreement shall have the meanings set forth on Schedule B to this Agreement.

ARTICLE II

Purchase and Sale of the Property

2.1 Purchase. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property all in accordance with the terms and conditions set forth in this Agreement.

2.2 Purchase Price. The total purchase price (the “Purchase Price”) for the Property shall be equal to $11,511,500.00, subject to adjustment as hereinafter provided. The Purchase Price shall be payable as follows:

(a) Deposit. On or before the 2nd Business Day after the Effective Date, Buyer shall deliver by wire transfer of immediately available funds to the amount of $750,000.00 to Escrow Agent. Escrow Agent shall deposit and hold such amount pursuant to the provisions of Article XIV (which earnest money deposit, together with all interest and dividends earned thereon, is herein referred to as the “Deposit”). The Deposit (other than the Independent Contract Consideration) shall be retained by Seller or returned to Buyer in accordance with the terms and conditions of this Agreement. Seller and Buyer agree that a portion of the Deposit equal to the Independent Contract Consideration has been bargained for as consideration for Seller’s execution and delivery of this Agreement and for Buyer’s right of review, inspection and termination, and is independent of any other consideration or payment provided for in this Agreement and, notwithstanding anything to the contrary contained herein, is non-refundable to Buyer and shall be paid to Seller in all events.

(b) Intentionally deleted.

(c) Balance. The balance of the Purchase Price (after crediting the Deposit), subject to prorations and adjustments in accordance with Article XII and elsewhere in this Agreement, shall be paid on the Closing Date.

ARTICLE III

Seller’s Deliveries

Except as otherwise provided below, Seller shall, within the time frames noted below, at Seller’s sole cost and expense, deliver, or cause to be delivered (which may include “delivery” pursuant to an on-line data site), to Buyer the information set forth in Sections 3.1 through 3.3 (collectively, the “Seller’s Deliveries”):

3.1 ALTA Survey. On or before the Effective Date, a current, as-built survey of the Real Property (the “Survey”), prepared in accordance with the requirements set forth on Schedule D, certified, in the form set forth on Schedule D, to Seller, Buyer and its assigns under this Agreement, any lender(s) specified by Buyer, and the Title Company.

3.2 Title Insurance Commitment. On or before the Effective Date, a current, updated Texas T-1 form title insurance commitment issued by the Title Company, including legible copies of all recorded exceptions to title referred to therein (collectively, the “Title Commitment”), showing indefeasible, fee simple title to the Real Property to be vested in Seller and committing to insure such title to the Real Property in Buyer (or its assignee) by the issuance of a Texas T-1 form of extended coverage policy of owner’s title insurance. The Title Commitment must comply with the following requirements (at Seller’s expense, except as indicated): (i) the standard printed exception for restrictive covenants must be deleted or, if applicable, specific restrictions listed; (ii) the standard printed survey exception must reflect that it will be deleted, except as to area (and Schedule C may condition such deletion upon the presentation of an acceptable survey and payment of the additional premium by Buyer); (iii) the standard printed exception for taxes must reflect only the current year and rollback taxes for prior years, the payment of which shall be made by Seller; (iv) no general exception shall be permitted for “visible and apparent easements” or “portions of the property lying within streets or roads” (or words to that effect), although reference may be made to any specific easement or street; (v) there shall be no exception for “parties in possession” or “tenants under unrecorded leases”, but rather a specific exception to the Tenant Lease; (vi) affirmative coverage over any and all mechanics’ and other liens; and (vii) the Title Commitment will commit to issuance to Purchaser of a T-19.1 endorsement for restrictions, encroachments, private rights and minerals (at Buyer’s expense). Seller also shall cause to be delivered to Buyer concurrently with the Title Commitment a current tax certificate for the Real Property showing the Real Property as a separately assessed parcel (the “Tax Certificate”).

3.3 Plans and Records, Permits, Contracts, Tax Records and Other Documents. On or before the 2nd Business Day after the Effective Date, the following (to the extent not previously submitted to Buyer):

(a) a list of all Contracts related to the operation and maintenance of the Property (collectively the “Contract List”);

(b) copies of the Tenant Lease, Contracts, and Plans and Records;

(c) copies of the letters or other documents by which notice of the right of refusal contained in Article 18 of the Tenant Lease (the “ROFR Right”) was given and waived; and

(d) copies of all other documents identified in Schedule E which are within Seller’s Possession or Reasonable Control.

ARTICLE IV

Investigation of the Property

4.1 Inspection of Property. At all reasonable times during the period commencing on the Effective Date and ending on the Closing Date or earlier termination of this Agreement, Buyer, and its employees, agents, consultants and representatives shall be entitled, at Buyer’s sole cost and expense and upon not less than 24 hours’ prior notice to Seller (which notice may be solely by email), to investigate and evaluate the Property, all Seller’s Deliveries, and any other aspects or characteristics of the Property. Such right of investigation shall include the right to (a) enter the Property, and have made, at Buyer’s expense, any studies, tests or inspections of the Property as Buyer may deem necessary or appropriate, and (b) review the Tenant Lease and all other Property files. Seller agrees to cooperate reasonably with any such investigations, tests, samplings, analyses, inspections, studies or meetings made by or at Buyer’s direction; provided, however, Seller may, if Seller so desires, have a representative present in connection with any tenant interviews; and in such event, Seller agrees to reasonably cooperate to make such representative available. Buyer shall not conduct a Phase II environmental audit without Seller’s prior written approval, which shall be in Seller’s sole discretion.

4.2 Conduct of Buyer’s Investigation. Buyer shall (i) use commercially reasonable efforts to conduct its investigations at the Real Property in a manner that minimizes disruption to Tenant and Seller’s operation of the Real Property, and (ii) indemnify, hold harmless and defend Seller from any Losses to the extent caused by Buyer’s physical investigations under Section 4.1, but expressly excluding Losses arising out of latent defects, the displacement or disturbance of Hazardous Materials not placed on the Real Property by Buyer or its consultants, the discovery of pre-existing conditions, the negligence or misconduct of Seller, or any diminution in value in the Real Property arising from, or related to, matters discovered by Buyer during its investigation of the Real Property. In addition, if this Agreement is terminated, Buyer shall repair any damage to the Real Property to the extent caused by its entry thereon and shall restore the same to the condition in which it existed prior to such entry; provided, however, that Buyer shall have no obligation to repair any damage to the extent caused by Seller’s negligence or misconduct, to remediate, contain, abate or control any Hazardous Materials not placed on the Real Property by Buyer or its consultants, or to repair or restore any latent condition discovered by Buyer or its consultants (as long as Buyer or its consultants take reasonable steps not to exacerbate such condition once discovered by Buyer). During its performance of any investigations at the Real Property, Buyer shall maintain (a) commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $2,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of its employees. The requirement to carry the insurance specified in the preceding sentence may be satisfied through Buyer’s or its affiliates’ blanket or umbrella insurance policies.

4.3 Buyer’s Termination Right. Buyer shall have the right at any time during the period commencing on the Effective Date and ending on February 26, 2014 (the “Inspection Period”) to terminate this Agreement in its sole and absolute discretion. If Buyer fails to deliver a written notice to Seller waiving its termination right hereunder on or before the expiration of the Inspection Period, then (a) Escrow Agent shall return the Deposit to Buyer, less the Independent Contract Consideration (which Escrow Agent shall deliver to Seller), (b) the parties shall share equally the cancellation charges, if any, of Escrow Agent and Title Company, and (c) this Agreement shall terminate automatically and be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement). If Buyer delivers written notice waiving its termination right under this Section 4.3, then the Deposit shall be non-refundable, except for Seller default, failure of any Buyer condition to Closing, or any other provision of this Agreement providing for return of the Deposit to Buyer.

ARTICLE V

Title

5.1 Buyer’s Objections and Resolutions of Buyer’s Objections. Buyer shall have until 5 days prior to the expiration of the Inspection Period (the “Buyer Objection Deadline”) to notify Seller in writing of any objection (the “Buyer Objection Notice”) which Buyer may have to any matters reported or shown in the Title Documents. If Buyer delivers the Buyer Objection Notice, then, Seller may deliver in Seller’s sole and absolute discretion, a response (the “Seller Response”) no later than 3 days after the date of the Buyer Objection Notice (the “Response Deadline”). If Seller fails to deliver the Seller Response on or before the Response Deadline, Seller shall be deemed to have elected not to cure any of the matters set forth in the Buyer Objection Notice. If Buyer waives its right to terminate this Agreement pursuant to Section 4.3 and the Seller Response contains any commitment to cure any of the items set forth in Buyer’s Objection Notice, Seller’s obligation to cause such cures as set forth in the Seller Response shall be an additional Seller covenant and also a condition precedent to Buyer’s obligations to close.

Notwithstanding anything herein to the contrary, if the Title Documents are re-issued or updated after the Buyer Objection Deadline, Buyer shall have the right to object (each, a “New Buyer Objection”) to any additional matter disclosed or contained (each, a “New Title Document Matter”) in any such update of the Title Documents (notwithstanding the passage of the Inspection Period). If Seller is unable or unwilling to cure any such New Title

Document Matter to the sole satisfaction of Buyer (in Buyer’s sole and absolute discretion) within the lesser of 5 days following receipt by Seller of a New Buyer Objection or the Closing Date, Buyer shall have the right either to (i) waive such New Title Document Matter and proceed to Closing without any adjustment in the Purchase Price, or (ii) terminate this Agreement and receive a return of the Deposit (in addition to any other remedies that Buyer may have under this Agreement if the New Title Document Matter was caused by a breach by Seller of this Agreement).

5.2 Permitted Exceptions. The exceptions to title disclosed in the Title Commitment, other than (a) those title exceptions to which Buyer has tendered an objection in the Buyer Objection Notice or New Buyer Objection which are not subsequently cured or waived, (b) any delinquent taxes or assessments, and (c) the standard printed exceptions (which shall be modified or removed in accordance with Section 3.2), shall be the “Permitted Exceptions” hereunder. Notwithstanding anything to the contrary contained herein, Seller shall discharge and remove (or caused to be discharged and removed) any and all Liens affecting the Property which secure an obligation to pay money (other than installments of real and personal property taxes and liens for special improvements not delinquent as of the Closing), and such Liens shall not be Permitted Exceptions (whether or not Buyer expressly objects to such Liens).

5.3 Issuance of Title Policy. At the Closing, Seller shall cause the Title Company to issue to Buyer (with an effective date not earlier than the Closing Date), at Seller’s expense (excluding the expense of providing extended coverage, and excluding the cost of any endorsements requested by Buyer and any mortgagee title insurance requested by Buyer, all of which shall be at Buyer’s expense), a Texas T-1 form of extended coverage owner’s policy of title insurance insuring good, indefeasible, insurable title to the Real Property in Buyer or its assignee in the amount of the Purchase Price, subject only to the Permitted Exceptions and with all endorsements agreed to by Buyer in satisfaction of the items raised in the Buyer Objection Notice (and including an affirmative endorsement acceptable to Buyer, in its discretion, that Tenant has waived the ROFR Right and that the ROFR Right is of no further force or effect with respect to the transaction contemplated by this Agreement) (the “Title Policy”). The issuance of the Title Policy shall be a condition to Buyer’s obligation to close hereunder.

ARTICLE VI

Seller’s Representations and Warranties

Seller represents, warrants and covenants to Buyer as follows as of the Effective Date and Closing (collectively, “Seller’s Representations”):

6.1 Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Texas. Seller never has existed or operated under any other name. Seller has made all filings necessary in the state in which the Property is located to own and operate the Property. Seller has the full right, power and authority to enter into this Agreement and all documents contemplated hereby, and consummate the transactions contemplated by this Agreement. All requisite action has been taken by Seller in connection with entering into this Agreement, and will be taken by Seller prior to the Closing in connection with the execution and delivery of the instruments referenced herein, and the consummation of the transactions contemplated hereby. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Seller has the legal right, power and authority to bind Seller.

6.2 No Conflicts. The execution, delivery and performance by Seller of this Agreement and the instruments referenced herein and the transactions contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement (oral or written), operating agreement, indenture, deed of trust, mortgage, contract, agreement, judicial or administrative order, or any Law to which Seller or any portion of the Property is bound.

6.3 Consents; Binding Obligations. No approval or consent is required from any other person (including any partner, shareholder, member, creditor, investor or governmental body) for Seller to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Seller to consummate the transactions contemplated hereby. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

6.4 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller’s Knowledge, threatened) by or against Seller or any general partner or managing member of Seller.

6.5 Tenant Lease and Contracts.

(a) The Rent Roll is true, correct and complete in all material respects. True, correct and complete copies of the Tenant Lease and all amendments, guaranties and other documents relating thereto will be delivered to Buyer in accordance with Article III.

(b) Except for any parties in possession pursuant to, and any rights of possession granted under, the Tenant Lease shown on the Rent Roll, there are no leases, subleases, occupancies or tenancies or parties in possession of any part of the Property. Except as set forth in the Tenant Lease, Seller has not granted to any party any option, rights of first refusal, license or other similar agreement with respect to a purchase or sale of the Property or any portion thereof or any interest therein. Neither Seller’s interest in the Tenant Lease nor any of the rentals due or to become due under the Tenant Lease has been or will be assigned, encumbered or subject to any Liens at the Closing Date.

(c) The Tenant Lease is in full force and effect, and Seller has no Knowledge of and has neither given nor received any written notice of default with respect to the Tenant Lease. Seller has not received a Commencement Delay Notice (as defined in the Tenant Lease) from Tenant.

(d) All leasing commissions due to brokers under the Tenant Lease, and all tenant improvement obligations, concessions and other tenant inducements, have been fully paid and satisfied by Seller and no such commissions, obligations, concessions or inducements become payable in the future. Without limiting the foregoing, all leasing commissions and all tenant improvement obligations, have been paid by Seller, and no such leasing commissions or tenant improvement obligations will become payable in the future with respect to the Tenant Lease, including the initial and renewal term(s) thereof and any expansion of the space leased thereunder. Seller has not received from Tenant any notice to cancel, renew or extend the Tenant Lease. Seller has collected and remitted security deposits, if any, in accordance with the Tenant Lease and Law.

(e) The Contract List required by Article III is a true, correct and complete list of all management, service, supply, repair and maintenance agreements, equipment leases and all other contracts and agreements (excluding the Tenant Lease) with respect to or affecting the Property as of the Effective Date and at Closing the Contract List shall not include those Contracts being terminated pursuant to the provisions of Section 8.2. True, correct and complete copies of all Contracts (or written descriptions of oral Contracts) shall be provided to Buyer pursuant to Article III.

(f) Seller has no Knowledge of and has neither given nor received any written notice of default with respect to any of the Contracts.

6.6 No Actions/Compliance With Laws. There are no actions, suits, proceedings or claims pending, or to Seller’s Knowledge, contemplated or threatened, before any court, commission, regulatory body, administrative agency or other governmental or quasi-governmental body with respect to the Property, or the ability of Seller to consummate the transactions contemplated by this Agreement. Seller has not received written notice of any violations of any Laws affecting or applicable to any or all of the Property.

6.7 Hazardous Materials. Seller has not received written notice from any governmental entity alleging that Seller is not in full compliance with Environmental Laws. Except as set forth in any environmental report delivered by Seller to Buyer in connection herewith, Seller has not, and to Seller’s Knowledge, no other person or tenant has used, generated, processed, stored, released, discharged, transported or disposed Hazardous Materials on the Property except for use and storage in compliance with all applicable Environmental Laws. There is no Environmental Claim pending or, to Seller’s Knowledge, threatened with regard to the Property. Seller has provided to Buyer all written assessments, reports, data, results of investigations or audits, or other information that is in Seller’s Possession or Reasonable Control relating to the environmental matters at or the environmental condition of the Property.

6.8 Taxes and Special Assessments. Seller has not submitted an application for the creation of any special taxing district affecting the Property, or annexation thereby, or inclusion therein. Seller has not received notice that any governmental or quasi-governmental agency or authority intends to impose or increase any special or other assessment against the Property, or any part thereof, including assessments attributable to revaluations of the Property. There is no ongoing appeal with respect to taxes or special assessments on the Property for any year, and any consultants engaged to perform work with respect to appeals of taxes or special assessments on the Property have been paid in full.

6.9 No Contractual or Donative Commitments. Seller has not made any contractual or donative commitments relating to the Property to any governmental authority, quasi-governmental authority, utility company, community association, homeowners’ association or to any other organization, group, or individual which would impose any obligation upon Buyer to make any contribution or dedication of money or land, or to construct, install or maintain any improvements of a public or private nature on or off the Property.

6.10 Non-Foreign Status/Patriot Act. Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in (a) the Code and the corresponding income tax regulations, and (b) similar provisions of state law. Buyer has no duty to collect withholding taxes for Seller pursuant to the Foreign Investors Real Property Tax Act of 1980, as amended, or any applicable foreign, state, or local law. Seller is not a Prohibited Person. To Seller’s Knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person. The assets Seller will transfer to Buyer under this Agreement are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person. The assets Seller will transfer to Buyer under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.11 Employees. There are no employees of Seller employed in connection with the use, management, maintenance or operation of the Property whose employment will continue after the Closing Date. There is no bargaining unit or union contract relating to any employees of Seller.

6.12 Development Agreements, Declarations and REAs. To Seller’s knowledge, the Real Property has been constructed, developed, used, operated, maintained and owned in accordance with all applicable Development Agreements and Declarations and REAs. Without limiting the foregoing, Seller has not received any notice under any Development Agreement or Declarations and REAs that Seller is in default of its obligations thereunder, or otherwise asserting any defenses, offsets or disputes thereunder. No letters of credit, bonds, and other surety are required to be posted by Seller under any Development Agreement.

6.13 Construction and Payment of Improvements. The Improvements have been constructed in accordance with the Plans and Specifications and all applicable governmental requirements, permits and codes. Seller has paid any and all costs and expenses in connection with the construction of the Improvements, the Off-Site Improvements and any other infrastructure (including, without limitation, roads, storm sewers, sanitary sewers and water and other utilities) required in connection with, by, or in order to obtain, any of the permits and to cause Completion.

6.14 Other Contracts. There are no unrecorded written agreements or instruments or any oral agreements that will be binding on any successor owner of the Property or that will require performance by Buyer post-Closing.

Without limiting the generality of the foregoing, except as set forth in this Agreement or the Closing Documents, Buyer hereby acknowledges and agrees that it is purchasing the Property and each portion thereof in its present “AS IS/WHERE IS” condition, and except for the Seller Representations and any other representations by Seller set forth in this Agreement, there are no representations and/or warranties, express or implied, made by Seller in connection with the transactions contemplated by this Agreement; provided that the foregoing shall not constitute an assumption of liability by Buyer or an agreement by Buyer to indemnify Seller from same.

Seller’s Representations are acknowledged by Seller to be material and to be relied upon by Buyer in proceeding with this transaction, and shall be deemed to have been remade by Seller as of the Closing Date. Seller will not cause or suffer any action to be taken which would cause any of the foregoing representations or warranties to be untrue as of the Closing Date. Seller shall promptly notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Closing Date which causes a change in the facts relating to, or the truth of, any of the above representations or warranties; provided, however, that upon such notification, (i) Buyer shall have the option to terminate this Agreement by delivering written notice thereof to Seller, in which case Escrow Agent shall return the Deposit to Buyer, the parties shall share equally the cancellation charges, if any, of Escrow Agent and Title Company, and this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision hereof which expressly survives the termination of this Agreement), and (ii) to the extent that any of the events or conditions described in such notification are caused as a result of a breach by Seller of this Agreement, Buyer shall be entitled to all of the rights and remedies set forth in Section 13.1, it being expressly understood that Seller’s obligation to provide such notification shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties, covenants or agreements under this Agreement. Seller’s Representations shall survive the Closing to extent set forth in Section 15.4.

6.15 Definition of Seller’s Knowledge. With respect to Seller’s Representations, the term Seller’s Knowledge shall mean and refer to the Knowledge of H.T. Odom, III, and Lance Odom, who are the representatives of Seller most familiar with the Property. Seller represents and warrants to Buyer that such persons are in an official position on behalf of Seller to have the information or the obligation to investigate to obtain such information and/or the responsibility on behalf of Seller for the matters and information which are the subject of Seller’s Representations. Nothing contained in this Section 6.16 shall impose any personal liability on any of the foregoing individuals.

ARTICLE VII

Buyer’s Representations and Warranties

Buyer represents and warrants to Seller as follows:

7.1 Authority. Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization. Buyer has the full right, power and authority to enter into this Agreement and all documents contemplated hereby, and consummate the transactions contemplated by this Agreement, subject to Section 7.3. All requisite action has been taken by Buyer in connection with entering into this Agreement, and will be taken by Buyer prior to the Closing in connection with the execution and delivery of the instruments referenced herein, and the consummation of the transactions contemplated hereby, subject to Section 7.3. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Buyer has the legal right, power and authority to bind Buyer.

7.2 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the instruments referenced herein and the transactions contemplated hereby will not conflict with, or with or without notice or the passage of time or both, result in a breach of, violate any term or provision of, or constitute a default under any articles of formation, bylaws, partnership agreement, operating agreement, indenture, deed of trust, mortgage, contract, agreement (oral or written), judicial or administrative order, or any Law to which Buyer is bound.

7.3 Consents; Binding Obligations. No approval or consent from any person (including any partners, shareholder, member, creditor, investor or governmental body) is required for Buyer to execute, deliver or perform this Agreement or the other instruments contemplated hereby or for Buyer to consummate the transaction at Closing contemplated hereby; provided, however, that Buyer will require approval of its board of directors in order to consummate the acquisition of the Property, which approval Buyer intends to seek prior to the end of the Inspection Period. This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms.

7.4 No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to buyer’s knowledge, threatened) by or against Buyer or any general partner or managing member of Buyer.

7.5 Prohibited Person. Buyer is not a Prohibited Person. To Buyer’s knowledge, except for third-party persons who hold direct or indirect ownership interests in Buyer, none of Buyer’s affiliates or parent entities is a Prohibited Person. To Buyer’s knowledge, except for third-party persons who hold direct or indirect ownership interests in Buyer, the Property is not the property of or beneficially owned by a Prohibited Person. To Buyer’s knowledge, except for third-party persons who hold direct or indirect ownership interests in Buyer, the Property is not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

ARTICLE VIII

Seller’s Undertakings Pending Closing

8.1 Operation of the Property. Until the earlier of Closing or termination of this Agreement, Seller agrees as follows:

(a) Subject to Sections 8.1(b) and 8.1(c), without Buyer’s prior written approval, which may be withheld in Buyer’s sole and absolute discretion, Seller shall not directly or indirectly (i) sell, contribute, assign or create any right, title or interest whatsoever in or to the Property, (ii) cause or permit any mortgage, deed of trust, Lien, assessment, obligation, interest, encroachment or liability whatsoever to be placed of record against the Property (other than the Permitted Exceptions), or (iii) enter into any agreement to do any of the foregoing.

(b) Without Buyer’s prior written approval, which may be withheld in Buyer’s sole and absolute discretion, Seller shall not enter into any new (or extend, amend, renew or replace any existing) agreement, service contract, employment contract, permit or obligation affecting the Property or which would be binding upon Buyer upon its acquisition of the Property, or file for, pursue, accept or obtain any zoning, land use permit or other development approval or entitlement, or consent to the inclusion of the Property into any special district; provided, however, prior to expiration of the Inspection Period, Seller may enter into service or similar contracts without Buyer’s approval if such contract is entered into in the ordinary course of Seller’s business and is terminable without penalty or premium on not more than 30 days’ notice from the owner of the Property and is disclosed promptly in writing to Buyer.

(c) Without Buyer’s prior written approval, which may be withheld in Buyer’s sole and absolute discretion, Seller shall not (i) enter into any new lease for any portion of the Property, (ii) terminate the Tenant Lease, or (iii) extend, amend, renew or replace the Tenant Lease.

(d) Seller shall remove the Property from the market for sale, and not solicit, accept, entertain or enter into any negotiations or agreements with respect to the sale or disposition of any or all of the Property, or any interest therein, or sell, contribute or assign any interest in the Property.

(e) Seller shall, except as otherwise provided in this Agreement, operate and maintain the Property in accordance with the Tenant Lease and all applicable Laws. Seller shall maintain all casualty and liability insurance in place as of the Effective Date with respect to the Property in amounts and with deductibles substantially the same as existing on the Effective Date.

(f) Seller shall not remove any material item of Personal Property from the Real Property unless the same is obsolete and is replaced by tangible personal property of equal or greater utility and value. Should any material equipment, fixtures or services fail between the Effective Date and the Closing Date, Seller shall be responsible for the repair or replacement of such equipment, fixtures or services with a new unit of similar size and quality, or at Buyer’s option, Seller shall give Buyer an equivalent credit towards the Purchase Price at the Closing.

(g) Seller shall not accept any rent from Tenant (or any new tenant under any new lease permitted pursuant to the terms hereof) for more than 1 month in advance of the payment date. Other than actions against Tenant that does not seek eviction, Seller shall not commence or allow to be commenced on its behalf any action, suit or proceeding with respect to all or any portion of the Property without the prior written consent of Buyer.

8.2 Termination of Contracts and Employees.

(a) Seller agrees to terminate by written notice to the other party thereto and as otherwise required pursuant thereto, effective as of the Closing, (i) any Contracts binding upon or relating to property in addition to the Real Property and (ii) all of the Contracts (including, without limitation, those executed pursuant to Section 8.1(b)) that Buyer does not, by written notice to Seller given on or prior to the expiration of the Inspection Period, elect to assume. All Contracts that Buyer elects to assume by written notice to Seller given on or prior to the expiration of the Inspection Period shall be identified on Schedule C to Exhibit C and no other Contracts shall be identified thereon. With respect to any Contracts which Buyer requires to be terminated, Seller shall pay all termination costs, liquidated damages, fees and/or expenses related thereto, it being understood and agreed that Buyer shall have no liability or obligations for any Contract which is terminated or not assumed hereunder.

(b) Any property management and leasing contracts for the Property shall be terminated prior to the Closing. All employees of Seller and Seller’s property managers and leasing agents shall have their employment at the Property terminated and shall be paid current by Seller through Closing, including accrued vacation and other benefits. Seller shall be responsible for, and indemnify, protect, hold harmless and defend Buyer with respect to, any Losses arising from any WARN Act claims. Buyer shall have the right to interview any employees of Seller or Seller’s property managers at the Property for employment at the Property.

8.3 Casualty Damage/Condemnation. Notwithstanding anything to the contrary set forth in this Agreement, if, prior to Closing, either (a) $250,000.00 or more of damage is caused to the Property as a result of any earthquake, hurricane, tornado, flood, landslide, fire, act of war, terrorism, terrorist activity or other casualty, or any portion of the Property equal to or greater than such amount is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), (b) material access to the Property, or a material portion of the parking is destroyed as a result of a casualty or is taken (or is threatened to be taken) under the power or threat of eminent domain (temporarily or permanently), (c) any portion of the Property is rendered untenantable or is taken (or threatened to be taken) under the power or threat of eminent domain (temporarily or permanently) such that the use of the balance of the Property is materially impaired, (d) a casualty or condemnation occurs that is reasonably estimated to result in loss of rental income after Closing in excess of $50,000.00, or (e) Tenant has the right to terminate the Tenant Lease as a result of a casualty or a temporary or permanent taking (or threatened taking) under the power or threat of eminent domain, and such tenant fails to waive such right (any event under subsections (a) through (e) of this Section 8.3 being a “Material Change”), then, in any such event, Buyer may elect to terminate this Agreement by giving written notice to Seller of its election to terminate this Agreement (a “Material Event Termination Notice”) on or before the 30th day after Buyer receives written notice of such destruction, taking or threatened taking. Buyer, at its option and in its sole discretion, may extend the Closing Date to allow Buyer such full 30-day period to determine if Buyer elects to issue a Material Event Termination Notice. If Buyer does not give (or has no right to give) a Material Event Termination Notice within such 30-day period, then (i) this transaction shall close as set forth in this Agreement, (ii) Buyer shall pay the full Purchase Price (subject to clause (iv) below), (iii) Seller shall assign to Buyer the proceeds of any insurance policies payable to Seller (or shall assign the right or claim to receive such proceeds after Closing), or Seller’s right to or portion of any condemnation award (or payment in lieu thereof), and (iv) the amount of any deductible or self-insured or uninsured amount shall be a credit against the Purchase Price. If Buyer timely delivers a Material Event Termination Notice pursuant to this section, the Deposit, less the Independent Contract Consideration (which Escrow Agent shall deliver to Seller), shall be returned to Buyer, the parties shall share equally the cancellation charges, if any, of Escrow Agent and Title Company, and this Agreement shall be of no further force or effect and neither party shall have any further rights or obligations hereunder (other than pursuant to any provision which expressly survives the termination of this Agreement). Seller shall not settle or compromise any insurance claim or condemnation action pertaining to a Material Change without the prior written consent of Buyer, and Buyer shall have the option to participate in any such claim or action. Seller shall obtain Buyer’s prior approval (which shall not be unreasonably withheld, delayed or conditioned) with respect to (Y) the repair of any Material Change (including the plans, contracts and contractors for such repair work), and (Z) the repair of any other casualty or condemnation if such repair will not be fully and completed repaired prior to the Closing.

8.4 Risk of Loss. Notwithstanding anything to the contrary herein, Seller shall maintain risk of loss of the Property until the actual time of Closing, after which time the risk of loss shall pass to Buyer and Buyer shall be responsible for obtaining its own insurance thereafter.

8.5 Estoppels. No later than 20 days prior to the Closing Date, Seller shall request estoppel certificates from Tenant (and any guarantor of a Tenant’s obligations under the Tenant Lease) in the form attached hereto as Exhibit E (the “Tenant Estoppel Certificate”). Seller shall use commercially reasonable efforts to obtain and deliver the Tenant Estoppel Certificate to Buyer on or before 3 Business Days prior to Closing. The Tenant Estoppel Certificate shall be dated no earlier than 20 days prior to the Closing Date. Seller shall provide Buyer with an opportunity to review the Tenant Estoppel Certificate prior to submitting same to Tenant, and shall copy Buyer on its correspondence to Tenant transmitting the Tenant Estoppel Certificate. Seller shall deliver the Tenant Estoppel Certificate received from Tenant to Buyer promptly upon Seller’s receipt. Seller shall reasonably facilitate Buyer contacting Tenant regarding the Tenant Estoppel Certificate. The Tenant Estoppel Certificate shall not show any materially adverse matters, including, without limitation, any verbal agreements or any default or purported default thereunder by any party.

8.6 Third Party Estoppels. Seller shall timely request (and, in any event, no later than 2 Business Days following receipt of the form(s) for same from Buyer) each of the following from the applicable parties thereunder:

(a) estoppel certificates from all parties (other than Seller) to each Development Agreement and Declarations and REAs in the form reasonably requested by Buyer during the Inspection Period, including, without limitation, an estoppel relating to the approvals pursuant to the Protective Covenant, as defined in Section 9.1(l)(iii) (the “Additional Estoppel Certificates”) or such form as may be required under the applicable Development Agreement or Declarations and REAs (together with such additional certifications as may reasonably be requested by Buyer during the Inspection Period), to the extent there are any Development Agreements and/or Declarations and REAs in effect with respect to the Property.

Seller shall use diligent, good faith efforts to obtain and deliver Additional Estoppel Certificates to Buyer on or before 3 Business Days prior to Closing. Each Additional Estoppel Certificate shall be dated no earlier than 20 days prior to the Closing Date. Seller shall deliver any third party or Tenant (as applicable) signed Additional Estoppel Certificates (or any comments thereto from any third party or Tenant, as applicable) to Buyer promptly upon Seller’s receipt. Seller shall reasonably facilitate Buyer contacting any Tenant and applicable third parties regarding the Additional Estoppel Certificates, as applicable, for purposes of, among other things, negotiating and obtaining the Additional Estoppel Certificates. No Additional Estoppel Certificates shall show any materially adverse matters, including, without limitation, any verbal agreements or any default or purported default thereunder by any party.

8.7 Warranties. Seller shall cause Buyer to be named as an express benefited party on, and shall provide Buyer a copy of, the construction warranty provided by the General Contractor for the Improvements, and shall have the benefit of any and all other warranties or guaranties of workmanship or materials provided to Seller by any subcontractor, manufacturer, supplier or installer of any element or system in the Improvements, together with all other assignable warranties and guaranties issued to Seller in connection with the Improvements, Off-Site Improvements or the Personal Property (collectively, the “Warranties”). The General Contractor shall execute and deliver to Buyer an acknowledgment reasonably acceptable to Buyer (the “Warranty Acknowledgment”) acknowledging that Buyer shall have the right to enforce the General Contractor warranty and other obligations set forth in this Section 8.7 directly against the General Contractor. The roof warranty for the Improvements shall have no dollar limit and shall be required to extend for not less than ten (10) years from the date the Improvements are Completed; all other Warranties shall be required to extend for not less than one (1) year from the date the Improvements are Complete. In addition, the Odom Guaranty shall include an unconditional guaranty of all obligations of the General Contractor with respect to General Contractor’s construction warranty. Seller shall not take or fail to take any action which may cause any Warranties to become void or voidable. The provisions of this Section 8.7 shall survive the Closing.

8.8 Bonds; Assessments. Seller shall not agree to, or permit, any bonds, assessments, or other amounts to be assessed against the Property in connection with the Off-Site Improvements or such other infrastructure improvements, except to the extent the same will be satisfied in full by Seller as of the Closing.

8.9 Intentionally Deleted.

ARTICLE IX

Buyer’s Obligation to Close

9.1 Buyer’s Conditions. Buyer shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

(a) Updated Title Report and Updated Survey. Seller shall have delivered to Buyer, and Buyer shall have received, (i) an updated Title Commitment for the Real Property and Improvements dated on or after the date of the Architect’s Certificate (the “Updated Title Report”), and (ii) an updated ALTA “as-built” survey of the Real Property and Improvements (the “Updated Survey”) prepared after the date of the Architect’s Certificate, certified to Buyer and the Title Company, prepared by a reputable licensed (in the state of Texas) surveyor with a certification and with the general survey requirements described on Schedule D attached hereto. As a condition to Buyer’s obligation to consummate the transactions contemplated by this Agreement, the Updated Title Report and Updated Survey shall not disclose any item or matter which is not a Permitted Exception or which has or would have a Material Adverse Effect, unless such matter is approved by Buyer in writing in its sole discretion and without obligation. Seller agrees that the Updated Survey will be deemed to disclose a matter which has or would have a Material Adverse Effect if, among other things, the Updated Survey shows that (v) any Improvements are not located entirely within the boundaries of the Real Property; (w) any Improvements or Off-Site Improvements, including, without limitation, the location of the same, are not substantially consistent with the Plans and Specifications, (x) any Improvements violate the express terms of any Permitted Exception, any Laws, the Tenant Lease or other applicable governmental approvals, (y) any Improvements encroach over any easement, adjacent real property, set-back line, side yard setback line, rear yard setback line or similar restriction (unless the burdened party provides an exclusive, permanent and irrevocable easement allowing the encroachment(s) in form and substance reasonably satisfactory to Buyer and the Title Company in order for the Title Company to remove any exception for such encroachment from the Title Policy), or (z) the Real Property is encumbered by any easements, encroachments or other similar instruments that was not identified on the Existing Survey and was not approved by Buyer in accordance with this Agreement.

(b) No Material, Adverse Change Regarding the Physical Condition of the Property. As of the Closing there shall have been no change in the physical or environmental condition of the Property from the condition of the Property as of the Effective Date that has a Material Adverse Effect and the updated environmental report provided pursuant to Section 9.3(k) below shall confirm that construction was completed in accordance with environmental laws and no hazardous materials are present on the Property.

(c) Title Policy. The Title Company shall issue (or shall be prepared and irrevocably and unconditionally committed to issue) the Title Policy as described in Section 5.3.

(d) Accuracy of Representations. All of the representations and warranties made by Seller in this Agreement or any of the Closing Documents shall be true, correct and complete in all material respects on and as of the Closing Date, and Seller will so certify.

(e) Seller’s Performance. Seller shall have, in all material respects, (i) performed all covenants and obligations, and (ii) complied with all conditions, required by this Agreement to be performed or complied with by Seller on or before the Closing Date or each such covenant, obligation and condition shall be waived by Buyer in writing and in its sole and absolute discretion prior to the Closing.

(f) No Violations. There shall be no notice issued of any violation or alleged violation of any Law with respect to any portion of the Property which has not been corrected to the satisfaction of the issuer of the notice.

(g) No Liens. The Property, including the Personal Property shall be conveyed free and clear of all Liens, except Permitted Exceptions. 5 Business Days prior to the Closing Date, (1) Seller shall have delivered to Buyer final and complete unconditional lien releases, in compliance with and in the form required by Chapter 53, Subchapter L, of the Texas Property Code, from any and all workmen and materialmen providing work to, or materials to or for, the Improvements, including any Punch-List Items and any work being undertaken by the Tenant pursuant to the Tenant Lease (or conditional lien waivers conditioned exclusively upon receipt of payment, in a form acceptable to Buyer, respecting the work or materials for which payment is being sought accompanied by a bond in favor of Buyer) and (2) the Title Company has irrevocably committed to issue the Title Policy with affirmative coverage for any exceptions regarding mechanics’ liens relating to the construction of the Improvements.

(h) Consents. All consents required to effect the transaction shall have been obtained by Seller.

(i) Intentionally deleted.

(j) Tenant. There shall be no default under the Tenant Lease and Tenant shall not have terminated, or given notice of intent to terminate, the Tenant Lease. In addition, all of the Landlord Work (as defined in the Tenant Lease, and including any Punch-List Items) shall have been completed pursuant to the Tenant Lease, Tenant shall have accepted such Landlord Work, including the Punch-List Items, the term of the Tenant Lease shall have commenced, Tenant shall have begun paying rent and there shall be no event or circumstance, that with the passage of time or notice or both, may constitute a default under the Tenant Lease and all of the conditions set forth in the Tenant Confirmation shall continue to be satisfied. In addition, Tenant shall have provided confirmation, in form and substance acceptable to Buyer in its reasonable discretion that Tenant has irrevocably waived its ROFR Right (the “Tenant’s Right of First Refusal Waiver”) pursuant to Article 18 of the Tenant Lease and that such ROFR Right and the provisions of Article 18 have terminated and are of no further force and effect either with respect to the transactions contemplated by this Agreement. Tenant, shall not have vacated, abandoned, ceased operations or filed for voluntary bankruptcy or be subject to an involuntary bankruptcy proceeding. There shall be no material change in the economic condition or business structure of Tenant between the end of the Inspection Period and the Closing.

(k) Reports. Buyer shall have received all environmental, geotechnical analysis of the property, property inspection and condition reports, traffic engineering and other impact and mitigation studies regarding the Improvements and the anticipated use thereof (whether existing or hereafter procured by Seller), which reports, in all events, shall include a current Phase 1 Environmental Report (following completion of the Improvements) and a current Geotechnical Analysis, all of which must be acceptable to Buyer in its sole discretion.

(l) Completion of the Improvements. The Improvements and any and all Off-Site Improvements shall be Complete. For purposes of this Agreement, “Complete,” “Completed” or “Completion” shall mean the occurrence of the following:

(i) Seller shall have delivered to Buyer a certificate (the “Architect’s Certificate”) from Powers Brown or such other architect reasonably acceptable to Buyer (“Seller’s Architect”), certifying that the Improvements and Off-Site Improvements have been completed (A) with no items to be completed or corrected including any Punch-List Items, (B) in compliance with (y) all applicable Laws (as hereinafter defined), including, without limitation, all codes and ordinances of Harris County, Texas and/or the City of Houston, as applicable (including, without limitation, zoning, engineering and building and safety codes), and (z) all other permits, and (C) in conformity with the Plans and Specifications.

(ii) Seller shall have delivered to Buyer (A) a Certificate of Occupancy, certificate of compliance and/or a final inspection “sign-off” by all applicable government authorities (as applicable) for all Improvements, including without limitation, a certificate of compliance or similar sign off from the Fire Marshal, allowing the Tenant to occupy the Property and commence operation and (B) evidence reasonably acceptable to Buyer of the completion of all conditions or requirements imposed by any applicable government authorities (including any condition or requirements for planning and zoning approvals, dedications, approval of the Plans and Specifications, and of the applicable government authorities’ approval of all such conditions and requirements as well as all other approval required from the applicable government authorities of the completion of all Improvements and Off-Site Improvements.

(iii) Seller shall have provided written confirmation from the Tenant (which may be contained in the Tenant Estoppel Certificate) (the “Tenant Confirmation”) reasonably acceptable to Buyer that (a) Landlord’s Work has been substantially completed (as defined in the Tenant Lease) to Tenant’s satisfaction in accordance with the terms of the Tenant Lease, (b) all of the conditions to Lease Commencement set forth in the Tenant Lease, including without limitation Section 1.12 and 2.02 of the Tenant Lease have been satisfied and the Lease Term (as defined in the Tenant Lease) has commenced in accordance with the terms of the Tenant Lease, (c) Landlord has satisfied all of the conditions precedent to commencement of the Tenant Lease and completed all work required to be completed by Landlord including without limitation all work under Section 2.02(a) of the Tenant Lease, (d) Landlord has received the necessary approval from Century Plaza Venture, or its successor or assign (pursuant to those certain Protective Covenants dated as of February 5, 1982 (the “Protective Covenants”) and recorded in the Official Records on March 9, 1982 as Instrument No. ###-##-####), for the Outside Storage Area (as defined in the Lease), (e) Landlord has complied with all of Landlord’s obligations under 9.03 of the Tenant Lease, including without limitation, 9.03(c), (f) Tenant has not provided any notice to Landlord under 9.03(a) or 9.03(b) and does not intend to provide any notice and has no claim under 9.03(a) or 9.03(b), and (g) Tenant has no claim against Landlord for delay or abatement of rent pursuant to Section 2.02(b) or otherwise.

(iv) For purposes of this Agreement, the term “Punch-List Items” shall mean those minor, uncompleted items related to the construction of the Improvements or Off-Site Improvements that do not materially interfere with Buyer’s or the Tenant’s use or occupancy of the Real Property and Improvements, such as, for example, landscaping items which have not been completed as a result of severe weather. Completion shall not be deemed to have occurred if any Punch-List Items have not been completed to Tenant’s satisfaction.

(m) Tenant Estoppel. Seller shall have delivered to Buyer the Tenant Estoppel Certificate.

(n) Third Party Estoppels. Seller shall have delivered to Buyer, to the extent there are any Development Agreements and/or Declarations and REAs in effect with respect to the Property, each of the Additional Estoppel Certificates (or, to the extent an alternate form is required by the terms of such Development Agreements and/or Declarations and REAs, an estoppel certificate in such form, with such additional certifications as may be reasonably requested by Buyer during the Inspection Period).

(o) Architect Consent and Estoppel. Seller shall have delivered to Buyer a consent and estoppel addressed to Seller, Buyer, Buyer’s lender, if any, and the Title Company for their reliance, signed by the Seller’s Architect stating that Seller’s architect has been paid in full for its services in connection with the Property, and Buyer is entitled to all of the warranties, rights and benefits of Seller set forth in the Seller’s architect’s contract.

(p) General Contractor Consent and Estoppel. Seller shall have delivered to Buyer a consent and estoppel addressed to Seller, Buyer, Buyer’s lender, if any, and the Title Company for their reliance, signed by the General Contractor stating that the General Contractor has been paid in full for all sums owing pursuant to the General Contractor’s construction contract, all subcontractors retained by General Contractor have been paid in full for all sums owing pursuant to such subcontractors contract and Buyer is entitled to all of the warranties, rights and benefits of Seller set forth in the Seller’s architect’s contract.

(q) Warranties. All Warranties in connection with the construction of the Improvement and Off-Site Improvements or operation of any equipment therein shall be in full force and effect.

(r) Other Conditions. Any other condition set forth in this Agreement to Buyer’s obligation to close has been satisfied by the applicable date.

9.2 Intentionally omitted.

9.3 Failure of Conditions. If any condition specified in Section 9.1(a), (k), (n), (o), (p) or (q) is not satisfied on or before the Closing Date, Seller may extend the Closing Date for a sufficient time (but not to exceed 30 days) within which to cure or satisfy such condition and if Seller elects to extend the Closing Date, Seller shall immediately commence prosecution of such cure or satisfaction. If any condition specified in this Article 9 is not satisfied on or before the Closing Date, Buyer may, at its option, and in its sole and absolute discretion, (a) extend the Closing Date to allow Seller a sufficient time (but not to exceed 30 days, unless Buyer agrees to a longer period of time in its sole discretion) within which to cure or satisfy such condition, (b) waive any such condition which can legally be waived either at the time originally established for Closing or at any time on or before the 30th day thereafter (unless Buyer agrees to a longer period of time in its sole discretion) and proceed to Closing without adjustment or abatement of the Purchase Price, or (c) terminate this Agreement by written notice thereof to Seller, in which case the Deposit, less the Independent Contract Consideration (which Escrow Agent shall deliver to Seller), shall be returned to Buyer, and Buyer and Seller shall each pay one half of the cancellation charges as to the Property (unless Seller is in breach or default hereunder in which case Seller shall pay the cancellation charges as to the Property), if any, of Escrow Agent and Title Company. In addition to (and notwithstanding) the foregoing, if the failure of the condition is due to a breach by Seller of this Agreement, Buyer may pursue any of its remedies under Section 13.1.

ARTICLE X

Seller’s Obligation to Close

10.1 Seller’s Conditions. Seller shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

(a) Accuracy of Representations. All of the representations and warranties made by Buyer in this Agreement or any of the Closing Documents shall be true, correct and complete on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and Buyer will so certify; and

(b) Buyer’s Performance. Buyer shall have, in all material respects, (i) performed all covenants and obligations and (ii) complied with all conditions, required by this Agreement to be performed or complied with by Buyer on or before the Closing Date or each such covenant, obligation and condition shall be waived by Seller in writing and in its sole and absolute discretion prior to Closing.

10.2 Failure of Conditions. If any condition specified in Section 10.1 is not satisfied on or before the Closing Date, Seller may, at its option, and in its sole and absolute discretion, (a) waive any such condition which can legally be waived and proceed to Closing without adjustment or abatement of the Purchase Price, or (b) terminate this Agreement by written notice thereof to Buyer in which case the Deposit, less the Independent Contract Consideration (which Escrow Agent shall deliver to Seller) shall be returned to Buyer, and Buyer and Seller shall each pay one half of the cancellation charges as to the Property (unless Buyer is in breach or default hereunder in which case Buyer shall pay the cancellation charges as to the Property), if any, of Escrow Agent and Title Company. Notwithstanding the foregoing, if the failure of the condition is due to a breach by Buyer hereunder, Seller may pursue any of its remedies under Section 13.2.

ARTICLE XI

Closing

11.1 Time of Closing. Subject to the provisions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place on or before 3:00 p.m. (EST) on the Closing Date through an escrow with Escrow Agent, whereby Seller, Buyer and their attorneys need not be physically present and may deliver documents by overnight air courier or other means. The “Closing Date” shall be on or before March 17, 2014 unless the Closing Date is extended in accordance with Section 9.3. The date upon which Closing shall occur is referred to as the “Closing Date.”

11.2 Deliveries at Closing by Seller. On or before the Closing, Seller, at its sole cost and expense, shall deliver to Escrow Agent the following, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Seller at the Closing:

(a) Deed. Seller shall deliver an original duly executed and acknowledged special warranty deed (the “Deed”), in the form attached hereto as Exhibit A, conveying indefeasible fee simple title to the Property to Buyer, free of all Liens but subject only to the Permitted Exceptions.

(b) Bill of Sale and General Assignment. Seller shall deliver two duly executed originals of a bill of sale and general assignment (and other instruments of conveyance, including, by way of example only, articles of transfer, as may be required to convey personal property), in the form attached hereto as Exhibit B (the “Bill of Sale”), conveying good and marketable title to such Personal Property, Permits, Plans and Records and Intangible Property to Buyer, free and clear of all Liens but subject to the Permitted Exceptions.

(c) Assignment of Lease and Contracts. Seller shall deliver two duly executed counterparts of an assignment and assumption of lease and contracts in the form attached hereto as Exhibit C (the “Assignment of Lease and Contracts”), assigning to Buyer all of Seller’s right, title and interest in and to the Tenant Lease and Contracts (if any are approved by Buyer).

(d) Development Agreements, Declarations and REAs. If applicable, Seller shall deliver to Buyer an assignment of any developer’s and/or declarant’s rights under all Development Agreements and Declarations and REAs in a form and substance reasonably acceptable to Buyer. Additionally, Seller shall cause all board of directors and officers of any property owner’s association which have been designated by Seller to resign and to be replaced with representatives designated by Buyer.

(e) Proof of Authority. Seller shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Seller as may be reasonably required by the Title Company.

(f) Non-Foreign Affidavit. Seller shall deliver an original duly executed Non-Foreign Affidavit in a form reasonably satisfactory to Buyer and the Title Company. If Seller does not furnish such Non-Foreign Affidavit, Buyer may withhold (or may direct Title Company to withhold) from the cash funds payable to Seller pursuant to this Agreement at Closing, an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Code and such withheld funds shall be deposited with the Internal Revenue Service as required by Section 1445(a) of the Code and the regulations promulgated thereunder. Seller also shall execute and deliver to Buyer and the Title Company a duly executed affirmation reasonably satisfactory to the Title Company and Buyer for the purposes of satisfying the Title Company and Buyer that the transaction is exempt from the withholding requirements under state and local law. If Seller fails to execute the appropriate documents under this subsection, or the transaction is not exempt from withholding requirements of state and local law, Buyer or the Title Company may withhold the amount of such taxes (calculated at the highest rate required or permitted by Law) from proceeds otherwise to be paid to Seller at the Closing.

(g) Title Affidavits. Seller shall execute and deliver to the Title Company such agreements or statements as may be reasonably required by the Title Company in order to issue the Title Policy as described in Section 5.3, including as may be required by the Title Company in order to issue a gap endorsement (or otherwise insure the “gap”) and delete or modify all standard exceptions to the Title Policy as outlined in Section 3.2, provided that Seller shall not be required to execute and deliver to the Title Company any agreements or statements to facilitate the issuance of any other endorsements unless the Title Company specifically agrees to provide such endorsements.

(h) Updated Rent Roll and Contract List. Seller shall deliver a duly executed original certification that the Rent Roll and Contract List are true, correct and complete as of the Closing Date.

(i) Closing Statement. Seller shall deliver two duly executed counterparts of a settlement statement of all prorations, allocations, closing costs and payments of moneys related to the Closing of the transactions contemplated by this Agreement (the “Closing Statement”).

(j) MUD Notice. Seller shall execute, acknowledge and deliver two counterparts of the Notice to Purchaser of Property within Harris County Utility District No. 16 in the form of Exhibit E (the “MUD Notice”).

(k) Warranty Acknowledgment. Seller shall deliver the Warranty Acknowledgement executed by Avera Construction LLC (the “General Contractor”).

(l) Tenant’s Right of First Refusal Waiver. Seller shall deliver the Tenant’s Right of First Refusal Waiver.

(m) Other Documents. Seller shall deliver all other documents required under Section 9.1. Furthermore, Seller shall, as reasonably requested the Title Company or the Escrow Agent, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transactions herein provided and to carry out the intent and purposes of this Agreement.

11.3 Deliveries at Closing by Buyer. On or before the Closing, Buyer, at its sole cost and expense, shall deliver to Escrow Agent the following, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by Buyer at the Closing:

(a) Purchase Price. Buyer shall deliver to Escrow Agent for delivery to Seller cash, in an amount equal to the Purchase Price as provided in Section 2.2, subject to the credits set forth in this Agreement and the adjustments described in Article XII.

(b) Bill of Sale and General Assignment. Buyer shall deliver two duly executed counterparts of the Bill of Sale.

(c) Assignment of Lease and Contracts. Buyer shall deliver two duly executed counterparts of the Assignment of Lease and Contracts.

(d) Proof of Authority. Buyer shall provide such proof of authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any documents or certificates on behalf of Buyer as may be reasonably required by Title Company.

(e) Closing Statement. Buyer shall deliver two duly executed counterparts of the Closing Statement.

(f) MUD Notice. Buyer shall execute, acknowledge and deliver two counterparts of the MUD Notice.

(g) Other Documents. Buyer shall, as reasonably requested by the Title Company or the Escrow Agent, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transactions herein provided and to carry out the intent and purposes of this Agreement.

11.4 Deliveries Outside of Escrow. Seller shall deliver possession of the Property, subject only to the Permitted Exceptions, to Buyer upon the Closing. Further, Seller hereby covenants and agrees to deliver to Buyer, on or prior to the Closing, the following items:

(a) Intangible Property. Seller shall deliver the originals of the Plans and Records, Tenant Lease, Contracts, Permits and Intangible Property to the extent in Seller’s Possession or Reasonable Control or, if not, available copies thereof.

(b) Warranties. Seller shall transfer to Buyer all warranties for the benefit of the Property, including, without limitation, any roof warranty.

(c) Personal Property. Seller shall deliver the Personal Property, including any and all keys, pass cards, security codes, computer software and other devices relating to access to the Improvements.

(d) Tenant Notification Letter. Seller shall deliver a tenant notification letter, in a form reasonably provided by Buyer and duly executed by Seller, notifying Tenant under the Tenant Lease that the Property has been conveyed to Buyer and directing Tenant to make all payments of rent and to send any notices or other correspondence regarding its Tenant Lease to the persons and addresses to be determined by Buyer and specified in each such letter, on and after the Closing Date.

(e) Letters to Contractors. Seller shall deliver a letter to each vendor, to the extent Buyer has agreed to assume such vendor’s Contract, and each utility company serving the Property, in a form reasonably satisfactory to Buyer, duly executed by Seller, advising them of the sale of the Property to Buyer and directing them to send to Buyer all bills for the services provided to the Property for the period from and after the Closing Date.

(f) Termination of Contracts. Seller shall deliver to Buyer termination agreements or other evidence reasonably satisfactory to Buyer that any Contracts which Buyer has elected not to assume have been terminated effective upon the Closing Date and at no cost to Buyer or to the Property.

ARTICLE XII

Prorations and Closing Expenses

12.1 Closing Adjustments. In addition to any other credits or prorations provided elsewhere in this Agreement, the cash due at Closing pursuant to Section 2.2 shall be adjusted as of the Closing Date in accordance with the provisions set forth in this Section 12.1. Buyer and Seller agree to prepare a proration schedule (the “Proration Schedule”) of adjustments 5 Business Days prior to Closing. Such adjustments, if and to the extent known and agreed upon as of the Closing Date, shall be paid by Buyer to Seller (if the prorations result in a net credit to Seller) or by Seller to Buyer (if the prorations result in a net credit to Buyer), by increasing or reducing the cash to be paid by Buyer at Closing. Any such adjustments not determined or agreed upon as of the Closing Date, shall be paid by Buyer to Seller, or Seller to Buyer, as the case may be, in cash as soon as practicable following the Closing Date. For purposes of calculating prorations and the Proration Schedule, Buyer shall be deemed to be title holder of the Property, and therefore entitled to the revenue and responsible for the expenses, after 12:00 a.m. on the Closing Date.

(a) Taxes. All non-delinquent real and personal property taxes, assessments and any other governmental or quasi-governmental impositions of any kind on or relating to the Property shall be prorated to the Closing Date based on the most recent and available assessed valuations, mill levies and taxes available; provided, however, if real or personal property taxes are estimated and not known, or supplemental taxes are assessed, then once known, after Closing, Seller and Buyer promptly shall pay to the other any amount required as a result of such adjustments. Prior to Closing, Seller shall pay all taxes and special assessments on the Property as and when they become due and prior to delinquency. All assessments, for all special improvements and any impact or similar fees imposed prior to the Closing Date shall, at Buyer’s option, either be (i) paid by Seller at Closing, or (ii) credited against the Purchase Price.

(b) Revenue and Expenses.

(i) All rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, Operating Expense pass-throughs (except as provided in Section 12.1(b)(vi)) or other sums and charges payable by Tenant under the Tenant Lease), revenue (including any and all fees or other compensation paid to Seller under any Contract or the Tenant Lease to be assumed by Buyer, whether paid monthly, upon contract execution or otherwise, as consideration for Seller entering into such Contract or the Tenant Lease) and expenses from any portion of the Property shall be prorated as of the Closing Date (based on a 365 day year). Buyer shall receive all rent and revenue accruing after the Closing Date (including, as a credit against the Purchase Price, the sum of any rentals already received by Seller attributable to the period after the Closing Date and any rent concessions which accrue to any Tenant after the Closing Date). Seller shall receive rent and revenue accruing on or prior to the Closing Date. Notwithstanding the foregoing, Seller shall not be entitled to a credit for any prepaid expenses which do not benefit Buyer after Buyer acquires the Property. Further, notwithstanding the foregoing, no prorations shall be made for any unpaid amounts due and payable prior to Closing or for delinquent rents existing, if any, as of the Closing Date. Although no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing, Buyer shall pay Seller such accrued and unpaid rents as and when collected by Buyer, it being agreed, however, that Buyer shall not be deemed to have collected such arrearages attributable to the period prior to Closing until such time as the Tenant is current in the payment of all rent and other sums accruing after the Closing. For a period of 90 days after the Closing, Buyer agrees to bill Tenants of the Property for all past due rents that are accrued but unpaid as of the Closing; however, (A) Buyer shall not be obligated to incur any out-of-pocket expenses (unless paid by Seller), (B) Buyer may deduct any of its reasonable costs of collection from any amounts due Seller, and (C) under any circumstance, Buyer shall not be obligated to file any legal action or terminate the Tenant Lease. Seller may take reasonable action to collect any delinquent rents provided that Seller may not commence any legal action against Tenant seeking termination of the Tenant Lease and Seller may not commence any other legal action against Tenant prior to the date which is 30 days after the applicable Closing.

(ii) The readings and billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within 30 days after the Closing, if necessary. At Buyer’s sole option, (A) Buyer may assume any deposit(s) for any or all utility(ies), and Seller shall receive a credit for such deposit(s) at Closing, or (B) Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property of the sale as of the Closing. Seller agrees to reasonably cooperate with Buyer in transferring utility service and company accounts with respect to the Property and shall refrain from any action likely to result in a termination or interruption of utility service upon the Closing and transfer of ownership to Buyer.

(iii) No proration shall be made for insurance premiums and insurance policies will not be assigned to Buyer.

(iv) Intentionally Deleted.

(v) Intentionally deleted.

(vi) At least 5 Business Days prior to the Closing Date, Seller shall provide Buyer with a reasonably detailed reconciliation for Tenant showing all common area maintenance charges, property taxes, insurance and other operating cost pass-throughs payable by Tenant (collectively, the “Operating Expenses”) incurred by Seller from the beginning of the then-current calendar year (and if the prior calendar year has not been prorated, also for said prior year) (or, if different, Tenant’s then-current annual billing period for Operating Expenses, and if the prior period has not been prorated, also for said prior period) through the Closing Date, and any Operating Expense estimates or charges collected by Seller during the same period of time and relating to Tenant, all in the form customarily submitted to Tenant (the “CAM Reconciliation”). To the extent that Seller has received as of the Closing any monthly or periodic payments of Operating Expenses allocable to periods subsequent to Closing, the same shall be prorated and Buyer shall receive a credit therefor at the Closing. With respect to any monthly or periodic payments of Operating Expenses received by Buyer after the Closing allocable to a Seller prior to Closing, Buyer shall promptly pay the same to the applicable Seller (subject to the provisions in Section 12.1(b)(i) for delinquent rentals). Notwithstanding the foregoing, to the extent that the CAM Reconciliation reveals that Seller has over-collected Operating Expenses such that, if the end of the operating expense year under the Tenant Lease was the Closing Date, Seller would be obligated to refund money to Tenant (an “Over Collection”), rather than collect additional money from Tenant (an “Under Collection”), said Over Collection shall be paid by Seller to Buyer at the Closing as a settlement statement credit; provided, in the event of an Under Collection, the amount of the Under Collection shall be paid by Buyer to Seller outside of escrow within 5 Business Days after receipt from Tenant in connection with the year-end Operating Expense reconciliation process.

(vii) Intentionally deleted.

(c) Liens. The amount of any monetary Lien (including all prepayment penalties) affecting the Property on the Closing Date, other than as a result of the actions by, through or under Buyer, shall be paid from the funds to which Seller otherwise shall be entitled. If such funds are insufficient to pay all such encumbrances, Seller shall pay the deficiency.

(d) Closing Costs. Each party shall pay its own costs and expenses arising in connection with the Closing (including its own attorneys’ and advisors’ fees, charges and disbursements), except the costs set forth in this paragraph which shall be allocated between the parties as set forth herein. Seller shall pay (i) the premium for the Title Policy, as outlined in Section 3.3 (and any other costs that Seller is responsible to pay pursuant to this Agreement, (ii) the cost of the Survey, (iii) any documentary, transfer, stamp, sales, use, gross receipts or similar taxes related to the transfer of the Property, (iv) the cost of discharging any Liens against the Property and recording any instruments in connection therewith, and (v) one-half of the customary closing costs and escrow fees of the Title Company and Escrow Agent related to the transfer of the Property. Buyer shall pay for recording Seller’s Deed, the costs of any endorsements to the Title Policy requested by Buyer or as otherwise provided in this Agreement, the cost of any mortgagee’s title policy, and one-half of the customary closing costs and escrow fees of the Title Company and Escrow Agent related to the transfer of the Property.

12.2 Settlement Sheet. At the Closing, Seller and Buyer shall execute a closing settlement sheet to reflect the credits, prorations and adjustments contemplated by or specifically provided for in this Agreement.

12.3 Post Closing Adjustments. Buyer and Seller shall undertake, following Closing, to adjust between themselves, as of the Closing Date, any revenue or expenses of the Property that are not adjusted on the settlement statement. Seller shall pay promptly upon receipt any bills relating to the operation of the Property for periods prior to Closing.

12.4 Capped Expenses Under Tenant Lease. The parties acknowledge that, pursuant to Section 3.02 of the Tenant Lease, Tenant’s obligation to pay Total Operating Costs, as defined in the Tenant Lease, for the Property is limited to $1.40 per square foot of the Building Rentable Area, as defined in the Tenant Lease (the “Expense Cap”) until December 31, 2014 (the “Expense Outside Date”). Seller hereby agrees that Seller shall be responsible for any and all Total Operating Costs for the Property that exceed the Expense Cap until the Expense Outside Date (such excess being referred to herein as the “Seller Operating Expenses”). Following Buyer’s reconciliation of Seller Operating Expenses with Tenant pursuant to Section 3.02 of the Tenant Lease, but no later than December 31, 2015, Buyer shall give written notice to Seller of the total Seller Operating Expenses incurred by Buyer (together with reasonable evidence relating to the calculation of such excess Seller Operating Expenses). If the total Seller Operating Expenses are less than the Expense Cap, Seller shall not be entitled to any refund. If, however, the total Seller Operating Expenses exceed the Expense Cap, Seller shall pay Buyer the deficiency within thirty (30) days after receipt of such notice. For clarity, the intent of this paragraph is that Seller is to pay for all Seller Operating Expenses. Buyer shall use commercially reasonable efforts to maintain the Total Operating Costs within a range for comparable properties in the vicinity of the Property (including, without limitation, Buyer’s obligation to contest real property taxes for 2014 if requested to do so by Seller, to allow Seller to participate in such proceeding, and not to settle or dismiss such proceeding without Seller’s consent, which consent shall not be unreasonably withheld). If Seller and Buyer mutually agree to contest real property taxes for 2014, then the costs of such contest shall be shared equally by the parties. If Seller desires to contest the real property taxes for 2014, Seller shall give written notice to Buyer (“Seller’s Tax Notice”) no later than thirty (30) days prior to the last date when such notice of protest must be filed with the applicable authority. Buyer shall respond to Seller’s Tax Notice within ten (10) days after receipt thereof instructing Seller as to whether Buyer desires to contest the taxes. If Buyer gives written notice to Seller that Buyer does not desire to contest the taxes, then Buyer shall nonetheless contest the taxes, but Seller shall pay the costs of the contest. If Buyer fails to respond to Seller’s Tax Notice, Buyer shall be deemed to not desire to contest the taxes, and Seller shall pay the cost of such tax protest. If Buyer does not receive Seller’s Tax Notice within the time frame set forth above, but Buyer nonetheless desires to contest the real property taxes for 2014, Buyer shall give written notice to Seller (“Buyer’s Tax Notice”) no later than twenty (20) days prior to the last date when such notice of protest must be filed with the applicable authority. Seller shall respond to Buyer’s Tax Notice within ten (10) days after receipt thereof instructing Buyer as to whether Seller desires to contest the taxes. If Seller gives written notice to Buyer that Seller does not desire to contest the taxes, then Buyer may contest the taxes, and shall pay the costs of the contest. If Seller fails to respond to Buyer’s Tax Notice, Seller shall be deemed to not desire to contest the taxes, and Buyer shall pay the cost of such tax protest. The Odom Guaranty shall guaranty Seller’s obligations under this Section 12.4. The obligations in this paragraph shall survive Closing.

ARTICLE XIII

Remedies

13.1 Breach by Seller. If Seller defaults on any provision hereof, Buyer, as a condition precedent to the exercise of its remedies or termination of this Agreement, shall be required to give Seller written notice of the same. Seller shall have 3 Business Days from the receipt of such notice to cure the default. If Seller timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect. If Seller fails to timely cure such default, Buyer, at Buyer’s option, either may: (i) terminate this Agreement, in which event (A) Seller shall reimburse Buyer for Buyer’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Buyer’s due diligence, up to a maximum of $100,000, (B) the Deposit, less the Independent Contract Consideration (which Escrow Agent shall deliver to Seller), shall be returned to Buyer, (C) Seller shall pay any cancellation charges of Escrow Agent and Title Company, and (D) both parties shall be discharged from all duties and performance hereunder, except for any obligations which by their terms survive any termination of this Agreement; OR (ii) pursue and obtain specific performance of Seller’s obligations hereunder (without the necessity of proving irreparable harm or posting any security), including to convey the Property as provided herein. If Buyer elects to pursue specific performance pursuant to this Section 13.1 but specific performance as contemplated in this Section 13.1 is unavailable to Buyer as a result of any action taken by Seller, Seller shall reimburse Buyer for Buyer’s direct and actual damages, including without limitation all of its out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Buyer’s due diligence.

13.2 Breach by Buyer. If Buyer defaults on any provision hereof, Seller, as a condition precedent to the exercise of its remedies or termination of this Agreement, shall be required to give Buyer written notice of the same. Buyer shall have 3 Business Days from the receipt of such notice to cure the default. If Buyer timely cures the default, the default shall be deemed waived and this Agreement shall continue in full force and effect. If Buyer fails to timely cure such default, Seller shall be entitled to terminate this Agreement pursuant to the terms of this Section 13.2. IF SELLER TERMINATES THIS AGREEMENT PURSUANT TO THIS SECTION 13.2 DUE TO BUYER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF, BUYER AND SELLER AGREE THAT SELLER’S ACTUAL DAMAGES WOULD BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX. THE PARTIES THEREFORE AGREE THAT, IN SUCH EVENT, SELLER, AS SELLER’S SOLE AND EXCLUSIVE REMEDY, IS ENTITLED TO LIQUIDATED DAMAGES IN THE AMOUNT OF THE DEPOSIT (EXCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON), IN WHICH CASE (A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF BUYER AND SELLER HEREUNDER SHALL BE OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER OTHER THAN PURSUANT TO ANY PROVISION HEREOF WHICH EXPRESSLY SURVIVES THE TERMINATION OF THIS AGREEMENT, (B) ESCROW AGENT SHALL DELIVER THE DEPOSIT (EXCLUSIVE OF INTEREST AND DIVIDENDS EARNED THEREON) TO SELLER PURSUANT TO SELLER’S INSTRUCTIONS, AND THE SAME SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES, (C) ALL TITLE AND ESCROW CANCELLATION CHARGES, IF ANY, SHALL BE CHARGED TO BUYER, AND (D) ESCROW AGENT SHALL DELIVER TO BUYER ALL INTEREST AND DIVIDENDS EARNED ON THE DEPOSIT. THE PARTIES HEREBY AGREE THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF THE TOTAL DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT OF BUYER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF. SELLER IRREVOCABLY WAIVES THE RIGHT TO SEEK OR OBTAIN ANY OTHER LEGAL OR EQUITABLE REMEDIES, INCLUDING THE REMEDIES OF DAMAGES AND SPECIFIC PERFORMANCE FOR BUYER’S FAILURE TO CONSUMMATE THE CLOSING IN BREACH HEREOF.

SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 13.2, AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

/s/ H.T. Odom III	/s/ AK
Seller’s Initials	Buyer’s Initials

ARTICLE XIV

Escrow

Escrow Agent is hereby appointed and designated to act as Escrow Agent hereunder and is instructed to hold and deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into escrow as provided in Schedule F attached hereto.

ARTICLE XV

Miscellaneous

15.1 No Brokers. Seller and Buyer each hereby represent, warrant to and agree with the other that it has not had, and it shall not have, any dealings with (and it has not engaged and it will not engage) any third party to whom the payment of any broker’s fee, finder’s fee, commission or similar compensation (“Commission”) shall or may become due or payable in connection with the transactions contemplated hereby (including, without limitation, the Tenant Lease). Seller and Buyer each hereby agree to indemnify, hold harmless, protect and defend each other from any Loss for or in connection with any claims for Commissions claimed or asserted by or through it in connection with the transactions contemplated herein (or any breach of any of its representations under this Section 15.1).

15.2 Expenses. Subject to the payment of Closing costs pursuant to Section 12.1(d) and any other provision of this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

15.3 Further Assurances. Each of the parties hereto agrees to perform, execute and deliver such documents, writings, acts and further assurances as may be necessary to carry out the intent and purpose of this Agreement.

15.4 Survival of Representations and Warranties.

(a) Except as set forth in Section 15.4(b) below, all of Seller’s and Buyer’s respective representations, warranties, covenants and indemnities set forth in this Agreement, and the provisions of Article XIV, shall survive the delivery of the Deed and the Closing and shall not be deemed merged into any instrument of conveyance delivered at Closing. Subject to the foregoing, any provision of this Agreement which requires observance or performance subsequent to the Closing, whether or not there is an express survival provision, shall continue in force and effect following such Closing.

(b) Seller and Buyer agree that Seller’s Representations shall survive for a period of 12 months after the Closing, except in the event Buyer provides Seller with written notice of any claims prior to the end of such 12-month period, respectively, in which event Seller’s liability hereunder shall continue with respect to such claims until such time as (x) such claim(s) have been adjudicated by a court of competent jurisdiction resulting in a final, non-appealable judgment (or, alternatively, the party entitled to appeal any judgment has waived the right to do so in writing), (y) such claims have been settled pursuant to a written settlement agreement between Seller and Buyer or (z) tolled by applicable statutes of limitation (the “Survival Period”). Except for fraud or intentional misrepresentation by Seller and except for Seller’s Representations set forth in Section 6.5(d) and Sections 6.9, 6.12, 6.13, and 6.14, under no circumstances shall Seller be liable to Buyer for more than $500,000.00 (the “Seller Liability Cap”) in any individual instance or in the aggregate for all breaches of Seller’s Representations. Notwithstanding the foregoing, the Seller Liability Cap shall not apply to attorneys’ fees incurred by Buyer if Buyer is the prevailing party in any action or proceeding based on a breach of Seller’s Representations and the Seller Liability Cap shall not apply to the obligations under Section 12.4.

(c) As security for Seller’s post-Closing obligations under this Agreement, Avera Development, LLC (“Avera”) hereby, jointly and severally, guaranties the payment by Seller of all obligations of Seller pursuant to this Agreement which expressly survive Closing up to the maximum aggregate amount of the Seller Liability Cap. In the event that Buyer incurs any Losses in connection with a breach by Seller of this Agreement, including without limitation any of Seller’s Representations, covenants, any obligations of Seller hereunder or Seller otherwise breaches this Agreement, Buyer shall be entitled to recover such Losses from Seller and Avera, jointly and severally, and may proceed against either party or both, in Buyer’s sole and absolute discretion; it being agreed to by the parties that the obligations of guarantor are independent of the obligations of Seller, and a separate action or actions may be brought and prosecuted against guarantor, whether or not action is brought against Seller. Avera further unconditionally and irrevocably waives any rights, defenses or remedies it may have under (i) Section 17.001 of the Texas Civil Practice and Remedies Code, (ii) Texas Rule of Civil Procedure 31, and (iii) Chapter 43 of the Texas Civil Practice and Remedies Code, entitled “Principal and Surety,” including, without limitation, notice, discharge, levy and subrogation. Seller is a wholly-owned subsidiary of Avera and acknowledges receipt of adequate consideration for entering into this guaranty. Avera acknowledges and agrees Buyer may proceed against Avera hereunder, against Odom under the Odom Guaranty or both, and that no release of Odom from the Odom Guaranty, failure to pursue the Odom Guaranty or any other action or invalidity of the Odom Guaranty or any other matter of any nature whatsoever related to the Odom Guaranty shall in any way release, waive, effect or diminish Avera’s obligations hereunder, and the obligations of Avera hereunder and Odom under the Odom Guaranty are joint and several. This guaranty shall be coterminous with Seller’s liability for post-Closing obligations under this Agreement and shall expire at the end of the Survival Period only. The provisions of this Section 15.4 shall survive the Closing.

15.5 Partial Invalidity. If any provision of this Agreement is determined to be unenforceable, such provision shall be reformed and enforced to the maximum extent permitted by Law. If it cannot be reformed, it shall be stricken from and construed for all purposes not to constitute a part of this Agreement, and the remaining portions of this Agreement shall remain in full force and effect and shall, for all purposes, constitute this entire Agreement.

15.6 Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

15.7 Construction of Agreement. All parties hereto acknowledge that they have had the benefit of independent counsel with regard to this Agreement and that this Agreement has been prepared as a result of the joint efforts of all parties and their respective counsel. Accordingly, all parties agree that the provisions of this Agreement shall not be construed or interpreted for or against any party hereto based upon authorship.

15.8 1031 Exchange. Either party may structure the disposition or acquisition of the Property, as the case may be, as a like-kind exchange under Internal Revenue Code Section 1031 at the exchanging party’s sole cost and expense. The other party shall reasonably cooperate, provided that such other party shall incur no material costs, expenses or liabilities in connection with the exchanging party’s exchange. If either party uses a qualified intermediary or exchange accommodation title holder to effectuate an exchange, any assignment of the rights or obligations of such party shall not relieve, release or absolve such party of its obligations to the other party. The exchanging party shall indemnify, defend and hold harmless the other party from all liability in connection with the indemnifying party’s exchange, and the indemnified party shall not be required to take title to or contract for the purchase of any other property.

15.9 Amendments/Waiver. No amendment, change or modification of this Agreement shall be valid unless the same is in writing and signed by the party or parties to be bound. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. No waiver of any provision shall be deemed a continuing waiver of such provision or of this Agreement.

15.10 Entire Agreement. This Agreement, together with the Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior negotiations, agreements, understandings, letters of intent and discussions (whether oral or written) between the parties, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as expressly herein set forth.

15.11 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement. Executed copies hereof may be delivered by facsimile, PDF or email, and, upon receipt, shall be deemed originals and binding upon the parties hereto. Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by facsimile, PDF or email, the parties will use their best efforts to deliver originals as promptly as possible after execution.

15.12 Dates. If any date set forth in this Agreement for the delivery of any document or the happening of any event (such as, for example, the expiration of the Inspection Period or the Closing Date) should, under the terms hereof, fall on a non-Business Day, then such date shall be extended automatically to the next succeeding Business Day.

15.13 Governing Law/Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the state in which the Property is located, without regard to the conflicts of laws principles thereof. Any action brought to interpret or enforce this Agreement shall be brought in a court of competent jurisdiction in the state in which the Property is located and each party hereto hereby consents to jurisdiction and venue in such court.

15.14 Notices. All notices, consents, reports, demands, requests and other communications required or permitted hereunder (“Notices”) shall be in writing, and shall be: (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; or (c) sent by PDF or email with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) or (b). All Notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the Notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this section, then the first attempted delivery shall be deemed to constitute delivery; and provided further, however, that Notices given by PDF or email shall be deemed given when received. Each party shall be entitled to change its address for Notices from time to time by delivering to the other party Notice thereof in the manner herein provided for the delivery of Notices. All Notices shall be sent to the addressee at its address set forth below:

To Seller:	c/o Avera Companies Attention: H. T. Odom III 7880 San Felipe, Suite 250 Houston, TX 77063 Email: todom@averacompanies.com

With a copy to:	Avera Companies Attention: Hubert Odom 7880 San Felipe, Suite 250 Houston, TX 77063 Email: hubertodom@hotmail.com

With an additional copy to:	Andrews Kurth LLP Attention: Chanse L. McLeod 600 Travis, Suite 4200 Houston, TX 77002 Email: cmcleod@andrewskurth.com

To Buyer:	c/o Industrial Property Trust Inc. 518 17th Street, 17th Floor Denver, Colorado 80202 Attention: Thomas McGonagle Email: tmcgonagle@industrialpropertytrust.com

With a copy to:	Joshua J. Widoff General Counsel Industrial Property Trust Inc. 518 17th Street, 17th Floor Denver, Colorado 80202 Email: jwidoff@dividendcapital.com

And an additional copy to:	Bryan Cave HRO Robert H. Bach 1700 Lincoln Street, Suite 4100 Denver, CO 80203-4541 Email: bob.bach@bryancave.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

Old Republic National Title Insurance Company Paige Dunlap 7777 Post Oak Boulevard, Suite 100 Houston, Texas 77056 Email: pdunlap@oldrepublictitle.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Agreement, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

15.15 Headings/Use of Terms/Exhibits. The paragraph and section headings that appear in this Agreement are for purposes of convenience of reference only and are not to be construed as modifying, explaining, restricting or affecting the substance of the paragraphs and sections in which they appear. Wherever the singular number is used, and when the context requires, the same shall include the plural and the masculine gender shall include the feminine and neuter genders. The term “including” means “including, but not limited to” and “such as” means “such as, but not limited to” and similar words are intended to be inclusive. All references to Sections and articles mean the Sections and articles in this Agreement. All Exhibits and Schedules attached hereto are hereby incorporated herein by reference as though set out in full herein.

15.16 Assignment. Buyer may assign all or any portion of this Agreement or its rights hereunder, or delegate all or any portion of its duties or obligations to an affiliate without Seller’s written consent, provided that Buyer gives Seller notice of the assignment or delegation and that such assignment or delegation does not relieve Buyer of its obligations hereunder. Seller shall not assign this Agreement or any rights hereunder, or delegate any of its obligations, without the prior written approval of Buyer. Subject to the provisions of this section, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and permitted assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement. For purposes of this Section 15.16, an affiliate of Buyer shall include (a) any entity that is owned, controlled by or is under common control with Buyer (a “Buyer Control Entity”), and (b) any entity in which one or more Buyer Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, or (c) any entity (or subsidiary thereof) that is advised by an affiliate of Industrial Property Advisors LLC.

15.17 Attorney’s Fees. If litigation or arbitration is required by either party to enforce or interpret the terms of this Agreement, the substantially prevailing party of such action or arbitration shall, in addition to all other relief granted or awarded by the court or arbitrator, be awarded costs and reasonable attorneys’ fees, charges and disbursements (including those of in-house counsel) and expert witnesses fees and costs incurred by reason of such action or arbitration and those incurred in preparation thereof at both the trial or arbitration and appellate levels.

15.18 Bulk Sales Laws. Seller shall comply with the bulk transfer provisions of the state in which the Property is located or similar laws and indemnify, protect, defend and hold harmless Buyer for any Loss related thereto.

15.19 Post-Closing Access to Records. Upon receipt by Seller of Buyer’s reasonable written request at anytime and from time to time within a period from the Closing until the later of (i) 2 years after Closing, or (ii) for the period the Tenant has the right under its lease for the Property to audit such books and records of Seller, Seller shall, at Seller’s principal place of business, during Seller’s normal business hours, make all of Seller’s records relating to the Property available to Buyer for inspection and copying (at Buyer’s sole cost and expense).

15.20 Information and Audit Cooperation. To the extent necessary to enable Buyer to comply with any financial reporting requirements applicable to Buyer and upon at least 3 Business Days prior written notice to Seller, within 75 days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Buyer’s auditors to audit the trial balance related to the operation of the Property for the year prior to the Closing Date and for the portion of the calendar starting on January 1 through the Closing Date. Other than any representation, warranty or covenant otherwise set forth in this Agreement or the documents delivered at Closing, Seller makes no representations, warranties or covenants with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Buyer releases and waives any liability or claims against Seller related to the trial balance or the books and records which may be reviewed and audited.

15.21 Confidentiality. All of the terms and conditions of this Agreement (including the identity of Buyer and the existence of this Agreement prior to Closing) are confidential, and Seller shall not disclose such terms and conditions or the existence of this Agreement to anyone outside Seller other than to Seller’s legal counsel and other agents and representatives who need to know such information in connection with the acquisition, and other than to Tenant in connection with the ROFR Right. Buyer may disclose this Agreement’s terms and conditions and the existence of this Agreement (a) to its affiliates and its legal counsel and other agents and representatives, including prospective partners and lenders, and (b) as required by law, including without limitation, any disclosure required by the United States Securities and Exchange Commission. Neither Seller nor Buyer shall issue any press release with respect to Buyer’s acquisition of the Property or the terms of this Agreement without the prior written consent of the other party, which consent may be withheld in such party’s sole discretion.

15.22 DTPA Inapplicable. It is the intent of Seller and Buyer that the provisions of the Texas Deceptive Trade Practices-Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code (the “DTPA”) be inapplicable to this Agreement and the transaction evidenced hereby. Accordingly, Buyer hereby acknowledges and agrees that the total consideration paid or to be paid by Buyer pursuant to this Agreement exceeds $500,000.

15.23 Texas Real Estate License Act. The Texas Real Estate License Act requires written notice to Buyer from any licensed real estate broker or salesman who is to receive a commission that Buyer should have an attorney of its own selection examine an abstract of title to the property being acquired or that Buyer should be furnished with or should obtain a title insurance policy. Notice to that effect is, therefore, hereby given to Buyer on behalf of the broker(s) identified in Section 15.1 of this Agreement, if any.

15.24 Notice Regarding Possible Annexation. If the Real Property that is the subject of this Agreement is located outside the limits of a municipality, the Real Property may now or later be included in the extraterritorial jurisdiction of the municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Real Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Real Property for further information.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

SELLER:

CPDC III, LLC,
a Texas limited liability company

By:	/s/ H.T. Odom III
H.T. Odom III, Manager

BUYER:

IPT ACQUISITIONS LLC,
a Delaware limited liability company

By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By:	Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By:	Industrial Property Trust Inc., a Maryland corporation, its general partner

By:	/s/ Andrea Karp
Name:	Andrea Karp
Title:	SVP

The undersigned executes this Agreement for the purpose of acknowledging and agreeing with the terms and conditions set forth in Section 15.4(c) of this Agreement:

AVERA DEVELOPMENT, LLC, a Texas limited liability company

By:	/s/ H.T. Odom III
H.T. Odom, III Manager